UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 2, 2020, Richmond Times-Dispatch published the following updated article:

Synalloy adopts shareholder rights plan to prevent takeover of company

Facing an attempt by an activist investor group to take control of the company’s board of directors, Henrico County-based Synalloy Corp. said Wednesday it has adopted a shareholder rights plan.

Synalloy, which owns various companies that make chemicals, metals and infrastructure for the energy and industrial sectors, said its board approved the shareholder rights plan “after careful consideration of recent, extreme market volatility caused by the COVID-19 pandemic and other macroeconomic conditions, as well as the fact that Synalloy’s current share price does not reflect intrinsic long-term value.”

The move comes after Privet Fund Management LLC, an Atlanta-based investment firm, announced last month that it was nominating its own slate of five directors for Synalloy’s eight-member board.

Privet said it was joining with another investor, UPG Enterprises, to nominate the directors. Illinois-based UPG is a holding company with eight metals and distribution businesses focused on steel and steel-related industries. Together, Privet and UPG own almost 25% of Synalloy’s stock.

“Given that we’re solely focused on reconstructing the board and installing new leadership to strengthen Synalloy, we believe insinuations about imaginary takeover threats are just a smokescreen to distract shareholders from the need for change,” Ben Rosenzweig, a partner at Privet, said in a statement. “We also believe it’s telling that Synalloy’s announcement about Q1 ‘growth’ lacks any comment on profitability, which was already predicted to be lackluster in 2020 prior to COVID-19 developments and has remained far too elusive under [CEO Craig C. Bram’s] watch.”

Synalloy is one of several companies that have recently announced shareholder rights plans — often called “poison pill” plans — to prevent a takeover of the business because of market volatility.

For instance, Tailored Brands Inc., the parent company of Men’s Wearhouse and Jos. A. Bank chains, announced it has adopted a short-term shareholder rights plan on Tuesday, due to the coronavirus and the volume and volatility of its stock.

Source: Richmond Times-Dispatch. Richmond Times-Dispatch is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

John Reid Blackwell for Richmond Times-Dispatch.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Privet Fund LP, together with the other participants named herein (collectively, the “Stockholder Group”), has filed a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2020 annual meeting of stockholders of Synalloy Corporation (the “Company”).

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Privet Fund LP (“Privet Fund”), Privet Fund Management LLC (“Privet Fund Management”), Ryan Levenson, UPG Enterprises LLC (“UPG Enterprises”), Paul Douglass, Christopher Hutter, Andee Harris, Aldo Mazzaferro, Benjamin Rosenzweig and John P. Schauerman.

As of the date hereof, Privet Fund is the direct beneficial owner of 1,535,507 shares of Common Stock. Privet Fund Management, as the general partner and investment manager of Privet Fund, may be deemed to beneficially own the 1,535,507 shares of Common Stock beneficially owned by Privet Fund. Mr. Levenson, as the managing member of Privet Fund Management, may be deemed to beneficially own the 1,535,507 shares of Common Stock beneficially owned by Privet Fund. As of the date hereof, UPG Enterprises is the direct beneficial owner of 723,401 shares of Common Stock. Messrs. Douglass and Hutter, each as a manager of UPG Enterprises, may be deemed to beneficially own the 723,401 shares of Common Stock beneficially owned by UPG Enterprises. As of the date hereof, Ms. Harris and Messrs. Mazzaferro, Rosenzweig and Schauerman do not beneficially own any shares of Common Stock.